EXHIBIT 99
----------



JONES LANG LASALLE                NEWS RELEASE


FOR IMMEDIATE RELEASE             200 East Randolph Drive
                                    Chicago Illinois 60601
                                  22 Hanover Square
                                    London W1A 2BN


Contact:   Peter Roberts
           Chief Financial Officer
Phone:     +1 312 228 2017



         JONES LANG LASALLE'S THIRD QUARTER ADJUSTED EARNINGS
                          EXCEED EXPECTATIONS

     CHICAGO AND LONDON, NOVEMBER 5, 2001 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, today reported third quarter adjusted net income of $12.6 million, or $ 0.41 per share, exceeding the First Call consensus estimate by $0.03 per share. Revenues for the third quarter were $216.6 million,
off only three percent from the previous year's period.   The firm's
adjusted results exclude $24.5 million of non-recurring charges incurred during the quarter. Comparable results for the third quarter of 2000 included adjusted net income of $12.2 million, or $0.40 per share, which excluded $18.2 million of non-cash compensation expense associated with the Jones Lang Wootton merger.

----------------------------------------------------------------------

     . Exceeds third quarter First Call consensus estimate by $0.03 per share

     .     Exceeds adjusted earnings per share from prior year period

     .     Plans to reduce annualized costs by at least $45 million

----------------------------------------------------------------------

Including the effect of these non-operational charges, third quarter results for 2001 reported under Generally Accepted Accounting Principles
(GAAP) were a loss of $6.2 million, or $0.21 per share. On a GAAP basis, results for the third quarter of 2000 were a loss of $5.7 million, or $0.22 per share.

In recognition of the difficult economic environment, the company is implementing a program that will even more closely align its business operations with anticipated client needs in 2002. Jones Lang LaSalle expects the program, which will be finalized by year-end, to produce annualized savings of at least $45 million, and the company will take additional restructuring charges of at least $40 million in the fourth quarter to cover associated severance and other costs. Certain of the non-recurring charges in the third quarter reflect the commencement of this program, particularly related to restructuring the Asia Pacific business and exiting two small non-strategic businesses in the United States. Other elements of the charges include the writedown of E-commerce investments and costs associated with the bankruptcy of two insurance providers.






                              -- more --

JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD ONE



"In light of the recent profound shock to an already slowing global economy, we are pleased that our third quarter earnings were slightly above the mid-point of our projected range," said Stuart L. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle. "Due to uncertainty regarding the timing of a recovery from the current global economic environment, we have instituted an extensive review of our operating plans for the remainder of 2001 and for next year. We have a goal of reducing costs on an annualized basis by at least $45 million while continuing to remain focused on constantly improving client service levels."

Mr. Scott continued: "With regard to our full year results, the revenue planned in the fourth quarter, coupled with aggressive expense controls, are sufficient to enable us to achieve our adjusted EPS target of $1.31, excluding one time charges. However, there is some risk to our ability to execute all this work in the quarter given the slowness we are experiencing in closing transactions in the current environment."


BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

Chris Peacock, President and Chief Operating Officer of Jones Lang LaSalle, said: "With the weakness of the global economy, we have actively managed costs in the face of the slowdown in revenues. More importantly, in these difficult times, our clients around the world continue to turn to us for assistance in managing their real estate expenses. In fact, we have had a record year in forging new alliances and key client relationships, which demonstrates the validity of our global platform and the expertise of our talented people."

The following summary of business segment results compares the third quarter of 2001 to the same period of the previous year. The segment results, which exclude the non-recurring charges of $24.5 million discussed above, have been restated to reflect both the consolidation of the former Hotel Services segment into the regional Owner and Occupier Services segments and the implementation of SAB 101 for the year 2000.


OWNER AND OCCUPIER SERVICES

 .    The Americas region reported a decline in revenues of $5.3 million, to $74.9 million, driven by lower activity in all business lines except Project & Development Management, where revenues were up almost 10 percent. Operating expenses for the period were $5.5 million lower than the same period in the prior year, reflecting a combination of cost containment initiatives and the timing of the recognition of incentive compensation. As a result, operating income for the third quarter was $8.4 million, $0.3 million higher than the third quarter of 2000.

 .    In Europe, third quarter revenues were $5.4 million lower than the same period of 2000. The decline reflects reduced activity in many parts of the region, particularly the UK and France, partially offset by growth in Germany, Holland and Sweden. Headcount increases and the timing of incentive compensation recognition produced operating costs that were $3.2 million higher than the same period in the previous year. As a result, operating income for the third quarter was $4.0 million, down $8.5 million on the prior year.

 .    Revenue for Asia Pacific in the third quarter of 2001 was $32.5 million, essentially flat with the same period in 2000. The region's operating results improved by $2.5 million compared to the prior year period due to a combination of cost reduction benefits and the timing of incentive compensation recognition.



                              -- more --

JONES LANG LASALLE REPORTS THIRD QUARTER RESULTS - ADD TWO



INVESTMENT MANAGEMENT

 .    LaSalle Investment Management reported third quarter revenues of
     $33.4 million, 10 percent higher than the same period in the previous year, as the segment benefitted from a significant incentive fee related to the sale of a hotel investment. The comparable quarter in 2000 also included two significant incentive fees. Operating income of $12.9 million increased 39 percent over the prior year period.

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 700 million square feet (65 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with more than $23 billion of assets under management.



Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2000, in Jones Lang LaSalle's Proxy Statement dated April 6, 2001, in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.



                                #  #  #



NOTE TO EDITORS:

 .    Media contacts may listen only to the Jones Lang LaSalle third quarter results discussion at 9 a.m. EST on Nov. 6 with investors and market analysts by dialing +1 719 457 2638.

 ..   A web cast of the conference call is available at
     http://www.videonewswire.com/event.asp?id=1879.

 ..   A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EST on Nov. 6, 2001, through midnight EST on Nov. 16, 2001. The replay passcode is 733514.

                                       JONES LANG LASALLE INCORPORATED
                             ADJUSTED ACTUAL CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                      (in thousands, except share data)
                                                 (Unaudited)

                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                                             September 30,                  September 30,
                                              September 30,      2000       September 30,       2000
                                                  2001         Adjusted         2001          Adjusted
                                                Adjusted        Actual        Adjusted         Actual
                                               Actual (1)      (1)(2)(3)     Actual (1)       (1)(2)(3)
                                            --------------   ------------   ------------    ------------
Revenue:
  Fee based services. . . . . . . . . . . .     $  212,516        220,945        602,466         617,848
  Equity in earnings from
    unconsolidated ventures . . . . . . . .          2,820          1,116          6,677          15,803
  Other income. . . . . . . . . . . . . . .          1,262          2,029          3,145           3,344
                                                ----------     ----------     ----------      ----------
    Total revenue . . . . . . . . . . . . .        216,598        224,090        612,288         636,995

Operating expenses:
  Compensation and benefits . . . . . . . .        130,923        134,349        393,311         407,122
  Operating, administrative and other . . .         47,750         51,378        151,116         154,742
  Depreciation and amortization . . . . . .         12,044         10,298         35,466          31,789
                                                ----------     ----------     ----------      ----------
    Total operating expenses excluding
      non-recurring and restructuring
      charges . . . . . . . . . . . . . . .        190,717        196,025        579,893         593,653
                                                ----------     ----------     ----------      ----------
    Adjusted operating income excluding
      non-recurring and restructuring
      charges . . . . . . . . . . . . . . .         25,881         28,065         32,395          43,342

Interest expense, net of interest income. .          4,957          8,226         15,784          21,565
                                                ----------     ----------     ----------      ----------
    Adjusted income before provision
      for income taxes. . . . . . . . . . .         20,924         19,839         16,611          21,777

Net provision for income taxes. . . . . . .          8,615          7,535          6,976           8,276
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .           (318)            72            213              60
                                                ----------     ----------     ----------      ----------
    Adjusted net income excluding
      non-recurring and restructuring
      charges . . . . . . . . . . . . . . .     $   12,627         12,232          9,422          13,441
                                                ==========     ==========     ==========      ==========




                                       JONES LANG LASALLE INCORPORATED
                       ADJUSTED ACTUAL CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                      (in thousands, except share data)
                                                 (Unaudited)


                                                 THREE MONTHS ENDED              NINE MONTHS ENDED
                                            ------------------------------  -----------------------------
                                                             September 30,                  September 30,
                                              September 30,      2000       September 30,       2000
                                                  2001         Adjusted         2001          Adjusted
                                                Adjusted        Actual        Adjusted         Actual
                                               Actual (1)      (1)(2)(3)     Actual (1)       (1)(2)(3)
                                            --------------   ------------   ------------    ------------

Adjusted income per common share (4). . . .     $     0.41           0.40           0.30            0.44
                                                ==========     ==========     ==========      ==========

Adjusted weighted average shares
  outstanding (4) . . . . . . . . . . . . .     31,005,514     30,755,066     30,929,379      30,679,303
                                                ==========     ==========     ==========      ==========



Adjusted EBITDA Calculation (5)
  Adjusted operating income . . . . . . . .     $   25,881         28,065         32,395          43,342
  Depreciation and amortization . . . . . .         12,044         10,298         35,466          31,789
  Minority interests in EBITDA. . . . . . .            346           (184)          (577)           (203)
                                                ----------     ----------     ----------      ----------

    Adjusted EBITDA . . . . . . . . . . . .     $   38,271         38,179         67,284          74,928
                                                ==========     ==========     ==========      ==========
















                            Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED
                                     CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                      (in thousands, except share data)
                                                 (Unaudited)


                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                              September 30,  September 30,  September 30,   September 30,
                                                  2001        2000 (2)(3)       2001         2000 (2)(3)
                                              ------------   ------------   ------------    ------------
Revenue:
  Fee based services. . . . . . . . . . . .    $   212,516        220,945        602,466         617,848
  Equity in earnings from unconsolidated
    ventures  . . . . . . . . . . . . . . .          2,820          1,116          6,677          15,803
  Other income. . . . . . . . . . . . . . .          1,262          2,029          3,145           3,344
                                                ----------     ----------     ----------      ----------
    Total revenue . . . . . . . . . . . . .        216,598        224,090        612,288         636,995

Operating expenses:
  Compensation and benefits . . . . . . . .        130,923        134,349        393,311         407,122
  Operating, administrative and other . . .         47,750         51,378        151,116         154,742
  Depreciation and amortization . . . . . .         12,044         10,298         35,466          31,789
                                                ----------     ----------     ----------      ----------
    Total operating expenses before
      non-recurring and restructuring
      charges . . . . . . . . . . . . . . .        190,717        196,025        579,893         593,653
                                                ----------     ----------     ----------      ----------

  Operating income before non-recurring
    and restructuring charges . . . . . . .         25,881         28,065         32,395          43,342
  Non-operational non-recurring charges . .         21,051         18,191         23,162          55,382
  Restructuring charges . . . . . . . . . .          3,439          --             4,978           --
                                                ----------     ----------     ----------      ----------

    Total operating expenses. . . . . . . .        215,207        214,216        608,033         649,035
                                                ----------     ----------     ----------      ----------

    Operating income (loss) . . . . . . . .          1,391          9,874          4,255         (12,040)

Interest expense, net of interest income. .          4,957          8,226         15,784          21,565
                                                ----------     ----------     ----------      ----------
    Income (loss) before provision for
      income taxes and minority interest. .         (3,566)         1,648        (11,529)        (33,605)





                                       JONES LANG LASALLE INCORPORATED
                               CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                      (in thousands, except share data)
                                                 (Unaudited)


                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                              September 30,  September 30,  September 30,   September 30,
                                                  2001        2000 (2)(3)       2001         2000 (2)(3)
                                              ------------   ------------   ------------    ------------

Net provision for income taxes. . . . . . .          2,933          7,232            800           7,305
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .           (318)            72            213              60
                                                ----------     ----------     ----------      ----------
    Net loss before cumulative effect
      of change in accounting principle . .         (6,181)        (5,656)       (12,542)        (40,970)

Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --             --            (14,249)
                                                ----------     ----------     ----------      ----------
    Net loss. . . . . . . . . . . . . . . .     $   (6,181)        (5,656)       (12,542)        (55,219)
                                                ==========     ==========     ==========      ==========

Basic loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .     $    (0.21)         (0.22)         (0.42)          (1.66)
Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --             --              (0.58)
                                                ----------     ----------     ----------      ----------

Basic loss per common share . . . . . . . .     $    (0.21)         (0.22)         (0.42)          (2.24)
                                                ==========     ==========     ==========      ==========
Basic weighted average shares outstanding .     30,077,867     25,168,964     29,991,041      24,701,106
                                                ==========     ==========     ==========      ==========

Diluted loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .     $    (0.21)         (0.22)         (0.42)          (1.66)
Cumulative effect of change in
  accounting principle. . . . . . . . . . .          --             --             --              (0.58)
                                                ----------     ----------     ----------      ----------
Diluted loss per common share . . . . . . .     $    (0.21)         (0.22)         (0.42)          (2.24)
                                                ==========     ==========     ==========      ==========
Diluted weighted average shares outstanding     30,077,867     25,168,964     29,991,041      24,701,106
                                                ==========     ==========     ==========      ==========

                            Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED
                                          SEGMENT OPERATING RESULTS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                               (in thousands)
                                                 (Unaudited)

                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                                             September 30,                  September 30,
                                              September 30,      2000       September 30,       2000
                                                  2001         Adjusted         2001          Adjusted
                                                Adjusted        Actual        Adjusted         Actual
                                               Actual (1)      (1)(2)(3)     Actual (1)       (1)(2)(3)
                                            --------------   ------------   ------------    ------------
OWNER & OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Implementation services . . . . . . . .     $   34,677         42,963         96,605         103,546
    Management services . . . . . . . . . .         39,959         37,001        110,889          96,958
    Equity earnings (losses)  . . . . . . .           (249)          (444)            86            (510)
    Other services  . . . . . . . . . . . .            315            224          1,038             599
    Intersegment revenue  . . . . . . . . .            189            412            899             790
                                                ----------     ----------     ----------      ----------
                                                    74,891         80,156        209,517         201,383

  Operating expenses:
    Compensation, operating and
      administrative  . . . . . . . . . . .         60,385         67,020        188,631         185,292
    Depreciation and amortization . . . . .          6,104          4,991         18,094          15,858
                                                ----------     ----------     ----------      ----------
      Operating income (6)  . . . . . . . .     $    8,402          8,145          2,792             233
                                                ==========     ==========     ==========      ==========

 EUROPE
  Revenue:
    Implementation services . . . . . . . .     $   53,782         61,768        173,334         193,359
    Management services . . . . . . . . . .         21,567         18,770         66,826          60,137
    Other services  . . . . . . . . . . . .            579            731          1,015           1,280
                                                ----------     ----------     ----------      ----------
                                                    75,928         81,269        241,175         254,776
  Operating expenses:
    Compensation, operating and
      administrative  . . . . . . . . . . .         68,771         65,853        214,765         222,928
    Depreciation and amortization . . . . .          3,153          2,882          9,338           8,502
                                                ----------     ----------     ----------      ----------
      Operating income (6). . . . . . . . .     $    4,004         12,534         17,072          23,346
                                                ==========     ==========     ==========      ==========





                                       JONES LANG LASALLE INCORPORATED
                                          SEGMENT OPERATING RESULTS

                 FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 - CONTINUED
                                               (in thousands)
                                                 (Unaudited)


                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                                             September 30,                  September 30,
                                              September 30,      2000       September 30,       2000
                                                  2001         Adjusted         2001          Adjusted
                                                Adjusted        Actual        Adjusted         Actual
                                               Actual (1)      (1)(2)(3)     Actual (1)       (1)(2)(3)
                                            --------------   ------------   ------------    ------------
 ASIA PACIFIC
  Revenue:
    Implementation services . . . . . . . .     $   21,356         19,525         53,317          63,234
    Management services . . . . . . . . . .         10,867         12,011         34,217          32,505
    Other services. . . . . . . . . . . . .            316          1,040          1,013           1,400
                                                ----------     ----------     ----------      ----------
                                                    32,539         32,576         88,547          97,139
  Operating expenses:
    Compensation, operating and
      administrative  . . . . . . . . . . .         30,141         32,918         88,108          95,347
    Depreciation and amortization . . . . .          1,824          1,539          5,099           4,577
                                                ----------     ----------     ----------      ----------
      Operating income (loss) (6) . . . . .     $      574         (1,881)        (4,660)         (2,785)
                                                ==========     ==========     ==========      ==========

INVESTMENT MANAGEMENT -
  Revenue:
    Implementation services . . . . . . . .     $      316          1,317          2,155           5,315
    Advisory fees . . . . . . . . . . . . .         29,993         27,598         65,072          62,802
    Equity earnings . . . . . . . . . . . .          3,069          1,560          6,591          16,313
    Other services  . . . . . . . . . . . .             51             26            130              57
                                                ----------     ----------     ----------      ----------
                                                    33,429         30,501         73,948          84,487
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . . . . . .         19,565         20,348         53,822          59,087
    Depreciation and amortization . . . . .            963            886          2,935           2,852
                                                ----------     ----------     ----------      ----------
      Operating income (6). . . . . . . . .     $   12,901          9,267         17,191          22,548
                                                ==========     ==========     ==========      ==========





                                       JONES LANG LASALLE INCORPORATED
                                          SEGMENT OPERATING RESULTS

                 FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 - CONTINUED
                                               (in thousands)
                                                 (Unaudited)


                                                 Three Months Ended              Nine Months Ended
                                            ------------------------------  -----------------------------
                                                             September 30,                  September 30,
                                              September 30,      2000       September 30,       2000
                                                  2001         Adjusted         2001          Adjusted
                                                Adjusted        Actual        Adjusted         Actual
                                               Actual (1)      (1)(2)(3)     Actual (1)       (1)(2)(3)
                                            --------------   ------------   ------------    ------------

 Total segment revenue. . . . . . . . . . .     $  216,787        224,502        613,187         637,785
 Intersegment revenue eliminations. . . . .           (189)          (412)          (899)           (790)
                                                ----------     ----------     ----------      ----------
      Total revenue . . . . . . . . . . . .     $  216,598        224,090        612,288         636,995
                                                ==========     ==========     ==========      ==========


 Total segment operating expenses . . . . .     $  190,906        196,437        580,792         594,443
 Intersegment operating expense eliminations          (189)          (412)          (899)           (790)
                                                ----------     ----------     ----------      ----------
      Total operating expenses before
        non-recurring and  restructuring
        charges . . . . . . . . . . . . . .     $  190,717        196,025        579,893         593,653
                                                ==========     ==========     ==========      ==========

      Operating income before non-recurring
        and restructuring charges . . . . .     $   25,881         28,065         32,395          43,342
                                                ==========     ==========     ==========      ==========















                            Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED
                                         CONSOLIDATED BALANCE SHEETS

                        SEPTEMBER 30, 2001, DECEMBER 31, 2000 AND SEPTEMBER 30, 2000
                                               (in thousands)
                                                 (Unaudited)

                                                   September 30,       December 31,       September 30,
                                                       2001              2000 (3)          2000 (2)(3)
                                                   -------------       ------------       -------------

ASSETS
------

Current assets:
  Cash and cash equivalents . . . . . . . . .         $   10,871             18,843              17,467
  Trade receivables, net of allowances. . . .            195,959            244,201             200,831
  Notes receivable and advances to
    real estate ventures. . . . . . . . . . .              3,213              4,286               3,466
  Other receivables . . . . . . . . . . . . .              8,624              6,655               4,397
  Prepaid expenses. . . . . . . . . . . . . .             11,821             10,811              10,857
  Deferred tax assets . . . . . . . . . . . .             24,445             23,959              24,245
  Other assets. . . . . . . . . . . . . . . .             22,564             12,306              10,433
                                                      ----------         ----------          ----------
      Total current assets. . . . . . . . . .            277,497            321,061             271,696

Property and equipment, at cost,
  less accumulated depreciation . . . . . . .             93,096             90,306              82,730
Intangibles resulting from business
  acquisitions and JLW merger, net of
  accumulated amortization. . . . . . . . . .            333,468            350,129             351,638
Investments in real estate ventures . . . . .             49,058             74,565              71,412
Other investments . . . . . . . . . . . . . .              --                12,884              12,410
Long-term receivables, net. . . . . . . . . .             21,296             23,136              23,360
Prepaid pension asset . . . . . . . . . . . .             15,338             18,730              19,239
Deferred tax assets . . . . . . . . . . . . .              9,327             12,317               5,222
Debt issuance costs . . . . . . . . . . . . .              5,827              4,848               5,235
Other assets, net . . . . . . . . . . . . . .              5,575              6,069               6,851
                                                      ----------         ----------          ----------
                                                      $  810,482            914,045             849,793
                                                      ==========         ==========          ==========





                                       JONES LANG LASALLE INCORPORATED
                                   CONSOLIDATED BALANCE SHEETS - CONTINUED

                        SEPTEMBER 30, 2001, DECEMBER 31, 2000 AND SEPTEMBER 30, 2000
                                               (in thousands)
                                                 (Unaudited)

                                                   September 30,       December 31,       September 30,
                                                       2001              2000 (3)          2000 (2)(3)
                                                   -------------       ------------       -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities. .         $   95,616            111,738              82,639
  Accrued compensation  . . . . . . . . . . .             78,297            170,323             109,131
  Short-term borrowings . . . . . . . . . . .             10,193              8,836              13,293
  Deferred tax liabilities. . . . . . . . . .                198                226                  36
  Other liabilities . . . . . . . . . . . . .             21,154             16,583              18,499
                                                      ----------         ----------          ----------
    Total current liabilities . . . . . . . .            205,458            307,706             223,598

Long-term liabilities:
  Credit facilities . . . . . . . . . . . . .            114,709             85,565             146,493
  Notes . . . . . . . . . . . . . . . . . . .            150,234            155,546             146,378
  Deferred tax liabilities. . . . . . . . . .              5,890              9,547               6,629
  Other . . . . . . . . . . . . . . . . . . .             19,948             22,776              14,141
                                                      ----------         ----------          ----------
    Total liabilities . . . . . . . . . . . .            496,239            581,140             537,239

Commitments and contingencies

Minority interest in consolidated subsidiaries               768                567                 640
Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized;
    30,093,055, 30,700,150 and 30,861,683
    shares issued and outstanding as of
    September 30, 2001, December 31, 2000
    and September 30, 2000, respectively. . .                301                307                 309
  Additional paid-in capital. . . . . . . . .            458,058            461,272             452,648
  Unallocated ESOT shares . . . . . . . . . .              --                 --                     (7)
  Deferred stock compensation . . . . . . . .             (3,083)            (4,322)            (21,574)
  Retained deficit. . . . . . . . . . . . . .           (119,652)          (107,110)           (105,269)
  Stock held in trust . . . . . . . . . . . .             (1,658)              (397)                  -
  Accumulated other comprehensive income. . .            (20,491)           (17,412)            (14,193)
                                                      ----------         ----------          ----------
    Total stockholders' equity. . . . . . . .            313,475            332,338             311,914
                                                      ----------         ----------          ----------
                                                      $  810,482            914,045             849,793
                                                      ==========         ==========          ==========

                            Please reference attached financial statement notes.

                                       JONES LANG LASALLE INCORPORATED
                         CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                                                (in millions)
                                                 (Unaudited)

                         Pound                     Australian         US
                      Sterling (7)         Euro      Dollar        Dollar (7)        Other         TOTAL
                      ------------        ------   ----------      ----------       ------         -----
                             $               $          $               $              $             $
REVENUES (2)

2001

  Q1, 2001. . . . .           45.6          43.1         11.2            73.1         24.1         197.1

  Q2, 2001. . . . .           41.6          35.0         10.6            81.8         29.6         198.6

  Q3, 2001. . . . .           38.0          39.1         12.5            97.4         29.6         216.6

2000

  Q1, 2000. . . . .           48.0          39.2         12.4            63.0         27.0         189.6

  Q2, 2000. . . . .           50.2          47.3         15.9            82.7         27.2         223.3

  Q3, 2000. . . . .           42.7          44.7         13.6            97.6         25.5         224.1


ADJUSTED OPERATING
 INCOME (1)(2)(7)

2001

  Q1, 2001. . . . .           -0.4           8.7         -0.5            -4.2         -3.5           0.1

  Q2, 2001. . . . .            1.8           3.9         -0.8             3.9         -2.4           6.4

  Q3, 2001. . . . .           -2.3           9.0         -0.7            23.4         -3.5          25.9

2000

  Q1, 2000. . . . .            4.4           7.9         -0.2           -14.3          0.0          -2.2

  Q2, 2000. . . . .            2.0          10.4          0.4             7.4         -2.8          17.4

  Q3, 2000. . . . .            1.1          14.1         -1.4            14.3          0.0          28.1

                     Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED
                       Financial Statement Notes


(1) Adjusted results for the three and nine months ended September 30, 2001 exclude non-recurring and restructuring charges. Non-recurring charges include the write-down of investments in e-commerce, reserves against potential liabilities associated with the bankruptcy of two insurance providers and the asset impairment costs associated with exiting two non-strategic businesses in the Americas. Restructuring charges include severance and professional fees associated with the realignment of our Asia Pacific business and exiting two non-strategic businesses in the Americas. Adjusted results for the three and nine months ended September 30, 2000 exclude merger related non-recurring charges representing non-cash compensation expense resulting from the issuance of shares to former employees of Jones Lang Wootton. There will be no merger related non-recurring charges in 2001. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(2)  The income statements for the three and nine months ended
     September 30, 2000, as well as the balance sheet as of September 30, 2000, have been restated to include the impact of adopting SAB 101 as of January 1, 2000.

(3) Certain prior year amounts have been reclassified to conform with the current presentation.

(4) Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares are inclusive of shares subject to forfeiture, vesting and indemnity provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles. As of December 31, 2000, all forfeiture, vesting and indemnity provisions have been removed, therefore for 2001, these shares are included in the weighted average shares outstanding under generally accepted accounting principles.

(5) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the three and nine months ended September 30, 2001, Adjusted EBITDA excludes non-recurring and restructuring charges.
     For the three and nine months ended September 30, 2000, Adjusted EBITDA excludes merger related non-recurring charges.

(6) For purposes of this analysis non-recurring and restructuring charges have not been allocated to the segments.

(7) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London.